SEC FILE NUMBER

                                                                     333-68213

                                                                   CUSIP NUMBER

                                                                 001753-80348810

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SEC FILE NUMBER
                                    333-68213

                                   FORM 12b-25

                                  CUSIP NUMBER
                                 001753-80348810

                           NOTIFICATION OF LATE FILING

(Check One):  |X|Form  10-K |_| Form  20-F |_| Form 11-K |_| Form 10-Q |_|
              Form N-SAR

                      For Period Ended: December 31, 1999
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended:

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

  Not Applicable
--------------------------------------------------------------------------------

PART I - REGISTRANT INFORMATION

Saratoga Holdings I, Inc.
--------------------------------------------------------------------------------
Full Name of Registrant

Not Applicable
--------------------------------------------------------------------------------
Former Name if Applicable

301 Congress Avenue, Suite 1550
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Austin, Texas  78701
--------------------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-W, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


| | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The Company is in the process of interviewing and hiring a new principal independent accountant to audit the Company's consolidated financial statements for the 1999 fiscal year.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

 Albert E. Percival                  (512)                         404-3512
--------------------            ---------------              -------------------
     (Name)                       (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                                [X]  Yes
                                                                        [ ]  No
     Not Applicable.
--------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                           [ ]  Yes
                                                                        [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     Not Applicable
--------------------------------------------------------------------------------

                            Saratoga Holdings I, Inc.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     March    , 2000                       By /s/ Thomas F. Cooke
    ---------------------                      ---------------------------------
                                               F. Thomas Cooke